Exhibit 99

FirstMerit Reports Third Quarter 2003 EPS of $0.46

Akron, OH – October 16, 2003 — FirstMerit Corporation (Nasdaq: FMER) today announced third quarter 2003 net income of $39.3 million, or $0.46 per diluted share. This compares to $32.2 million, or $0.38 per diluted share, for the third quarter of 2002. Returns on average common equity (“ROE”) and average assets (“ROA”) were 15.99% and 1.46%, respectively, compared with 13.28% and 1.22% for the third quarter of 2002.

For the nine months ending September 30, 2003, FirstMerit reported net income of $114.5 million, or $1.35 per diluted share, compared to $117.7 million, or $1.38 per share, for the prior year nine-month period. ROE and ROA were 15.68% and 1.44%, respectively, compared to 16.75% and 1.52% for the year-ago nine months.

Commenting on the quarter, John R. Cochran, Chairman and Chief Executive Officer stated, “We are pleased with our performance in the third quarter, as we are moving in a positive direction with many of our business lines. Non-interest income continues to expand. The third quarter was the largest quarter for mortgage originations in FirstMerit’s history and we saw growth in many other areas of fee income. Consumer loans grew by six-percent despite continued sluggishness in the Northeast Ohio economy.

“Although overall credit quality has been slow to improve, we did see a reduction in net charge-offs in the third quarter. Improving credit quality continues to be a top priority at FirstMerit.”

Mr. Cochran continued, “FirstMerit excels at relationship banking, and we have strengthened our product offerings with the goal of expanding market share within certain targeted markets, such as small business banking. We also expect our enhanced Private Client Services Group to extend our reach with small business and mid-sized business owners and managers, another high net worth group that we are targeting. The Private Client Services Group integrates the delivery of a variety of FirstMerit’s wealth management products to our customers.

We believe that our targeted marketing and enhancement of our product and service offerings have placed FirstMerit in an excellent position to benefit from the eventual recovery in our regional economy.

Total revenue, which consists of net interest income on a fully tax-equivalent (“FTE”) basis plus non-interest income (net of security gains), totaled $155.7 million for the third quarter of 2003, a 5.2% increase from the $148.0 million reported in the year-ago quarter. Fully tax-equivalent net interest income declined 8.0% from the year ago quarter to $99.0 million for the three months ended September 30, 2003. This compares to FTE net interest income of $99.7 million for the second quarter of 2003 and $107.6 million for year-ago quarter, reflecting the impact of a 41 basis point decline in the year-over-year net interest margin to 3.97%, partially offset by a 1.6% increase in average earning assets to $9.9 billion.

Non-interest income, net of securities gains, for the third quarter increased $16.2 million, or 40.16%, to $56.7 million, from $40.4 million in the prior-year quarter. Loan sales and servicing income accounted for $12.1 million of the increase and consisted of: a $1.5 million increase in origination fees; an $8.9 million increase from the valuation of mortgage servicing rights; and a

$3.8 million increase in the gain on sale of mortgages; offset by a $2.1 million increase in the amortization of mortgage servicing assets. Service charges on deposits increased $2.3 million from the prior-year quarter. For the same periods, trust department fees were up $0.4 million and credit card fees were up $0.6 million.

Non-interest expense totaled $76.2 million for the third quarter of 2003, an 8.1% increase from the $70.5 million in the prior-year quarter. The majority of the increase reflected higher salary and benefits expenses.

As Mr. Cochran stated earlier in this release, “The weak economy continues to harm our core manufacturing-based customers, leading to slightly higher levels of non-performing assets.” Non-performing assets were 1.32% of period-end loans plus ORE at September 30, 2003, compared to 1.26% at September 30, 2002. However, commercial and lease net charge-offs declined significantly from linked quarter and year-ago levels, and recent underwriting has performed very well. Net charge-offs for the third quarter of 2003 were 1.17% of average loans compared to 1.86% for the third quarter of 2002. Lower net charge-offs resulted in a decline in the loan loss provision to $22.5 million from $34.6 million last year. The allowance for loan losses to loans was 1.66% at September 30, 2003, and has been maintained close to this level over the past year.

Total assets at September 30, 2003 were $10.6 billion, a 1.4% increase from September 30, 2002. The increase is attributable to growth in investment securities, partially offset by a decline in loans held for investment and loans held for sale. Consumer loans grew 6.0%, and are an area of strength. The manufactured housing portfolio continues its planned pay-down, and commercial loans outstanding remain stable.

Deposits totaled $7.6 billion at September 30, 2003 a decline of 3.3% over the last twelve months. Time deposits declined 18.4%, while lower-cost core deposits increased 10.5%. Core deposits now account for 59.8% of deposits, compared to 52.3% at the prior year third quarter end.

Shareholders’ equity was $986.2 million at September 30, 2003. FirstMerit’s capital position remains strong; tangible equity to assets was 8.01% at quarter-end. The common dividend per share was $0.26, a $0.01 increase from the prior quarter. There were no shares repurchased during the quarter; period-end common shares outstanding totaled 84.5 million.

Third Quarter 2003 Highlights

FirstMerit Expands Private Banking: As part of its continuing focus on expanding its wealth management business, FirstMerit announced its enhanced Private Client Services Group will serve as the primary relationship manager for its affluent clients. The Group will integrate resources available throughout the company, including Trust (estate planning), Wealth Management Services (financial planning and investments), and Abell & Associates (executive compensation and insurance). To support this strategy, FirstMerit recently expanded its staff of private client service relationship managers. Enhancing the scope of the Private Client Services Group supports FirstMerit’s strategy to focus on the business and personal financial planning needs of its growing number of business owners and professional practices.

New Products Target Wealth Services Customers: FirstMerit launched a consolidated financial management account with a single statement that tracks all banking relationships within the FirstMerit Wealth Management Group. The group also introduced a Sweep account that allows clients to maximize earning power by automatically transferring cash at day’s end into interest-bearing accounts, such as money market deposit accounts, or no-load money market mutual funds.

Conference Call: FirstMerit Corporation will host a conference call today, October 16, 2003, at 10:00 a.m. EDT. Gary J. Elek, Executive Vice President, Corporate Development, will provide an overview of third quarter results.

To participate in the conference, please dial (800) 865-2821 five minutes before start time. No passcode is necessary. A replay will be available beginning 1:00 p.m., October 16, 2003, through 12:00 a.m., October 23, 2003, by dialing (800) 642-1687, reservation number 2757778.

The third quarter earnings release will be available at approximately 7:30 a.m. on the Internet at www.firstmerit.com under the Investor Relations portion of the Web site. Any material non-public information will be posted on the Web site immediately after the conference call ends.

FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of $10.6 billion as of September 30, 2003, and 158 banking offices in 22 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., FirstMerit Credit Life Insurance Company, and FirstMerit Community Development Corporation.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.